Exhibit s.2

The information in this preliminary prospectus supplement, which relates to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated _______, 20__

FORM OF PROSPECTUS SUPPLEMENT
(To prospectus dated __________, 20__)

______ Shares
Tortoise Pipeline & Energy Fund, Inc.
Common Stock

Tortoise Pipeline & Energy Fund, Inc. (the “Company,” “we” or “our”) is a nondiversified, closed-end management investment company. Our investment objective is to seek a high level of total return with an emphasis on current distributions paid to stockholders. We seek to provide our stockholders with an efficient vehicle to invest in a portfolio consisting primarily of equity securities of North American pipeline companies that transport natural gas, natural gas liquids (“NGLs”), crude oil and refined products and to a lesser extent, in other energy infrastructure companies. Under normal circumstances, we invest at least 80% of our total assets (including assets obtained through leverage) in equity securities of pipeline and other energy infrastructure companies. More than 75% of these companies will generally be structured as corporations or limited liability companies domiciled in the United States or Canada. We may invest up to 25% of our total assets in master limited partnerships (“MLPs”). We may invest up to 30% of our total assets in unregistered or otherwise restricted securities, primarily through direct investments, and will not invest in private companies. We may invest up to 20% of its total assets in debt securities, including those rated below investment grade. We will not invest more than 10% of our total assets in any single issuer and will not engage in short sales. We also write covered call options to seek to enhance long-term return potential across economic environments, increase current income and mitigate portfolio risk through option income.

We have elected to be treated as a regulated investment company under the Internal Revenue Code.

We are offering _________ shares of our common stock. This prospectus supplement, together with the accompanying prospectus dated _________, 20__, sets forth the information that you should know before investing.

Our currently outstanding shares of common stock are, and the shares offered in this prospectus supplement and accompanying prospectus will be listed on the New York Stock Exchange under the symbol “TTP.” The last reported sale price of our common stock on _________, 20__ was $______ per share. The net asset value (“NAV”) per share of our common stock at the close of business on __________, 20__ was $______.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page ___ of the accompanying prospectus.
______________________

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before offering expenses, to us(1)	$	$
______________________

(1)	The aggregate offering expenses are estimated to be $_____________, all of which will be borne by us.

[We have granted the underwriters the option to purchase up to an additional ______ shares of common stock from us at the public offering price, less the underwriting discount, to cover over-allotments, if any, within 45 days from the date of this prospectus supplement. If the underwriters exercise their overallotment option, the total public offering price will be $_____ and the total underwriting discount will be $________. The proceeds to us will then be $_________, before deducting offering expenses.]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery to purchasers on or about _________, 20__.

______________________

[Insert Underwriters]
______________________

The date of this prospectus supplement is _________, 20__.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-
Use of Proceeds	S-
Capitalization	S-
Financial Highlights	S-
Underwriting	S-
Legal Matters	S-
Where You Can Find More Information	S-

Prospectus

Prospectus Summary
Summary of Company Expenses
Financial Highlights
Senior Securities
Market and Net Asset Value Information
Use of Proceeds
The Company
Investment Objective and Principal Investment Strategies
Leverage
Risk Factors
Management of the Company
Closed-End Company Structure
Certain Federal Income Tax Matters
Determination of Net Asset Value
Automatic Dividend Reinvestment Plan
Description of Securities
Rating Agency Guidelines
Certain Provisions in the Company’s Charter and Bylaws
Selling Stockholders
Plan of Distribution
Administrator and Custodian
Legal Matters
Available Information
Table of Contents of The Statement of Additional Information

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in the statement of additional information. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities where the offer is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus and in the statement of additional information is accurate only as of the dates on their respective covers. Our business, financial condition and prospects may have changed since such dates. We will advise investors of any material changes to the extent required by applicable law.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the statement of additional information contain forward-looking statements. Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this prospectus supplement as well as in the accompanying prospectus. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the conditions in the U.S. and international financial, petroleum and other markets, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the Securities and Exchange Commission (the “SEC”).

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of the prospectus accompanying this prospectus supplement. All forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus are made as of the date of this prospectus supplement or the accompanying prospectus, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors” section of the prospectus accompanying this prospectus supplement. We urge you to review carefully these sections for a more complete discussion of the risks of an investment in our common stock.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the offering but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and accompanying prospectus and in the statement of additional information, especially the information set forth under the heading “Risk Factors” beginning on page ___ of the accompanying prospectus. When used in this prospectus supplement, the terms “we,” “us,” and “our” refer to Tortoise Pipeline & Energy Fund, Inc. unless specified otherwise.

The Company

We seek to provide our stockholders with an efficient vehicle to invest in a portfolio consisting primarily of equity securities of North American pipeline companies that transport natural gas, natural gas liquids (“NGLs”), crude oil and refined products and to a lesser extent, in other energy infrastructure companies. Our investment objective is to seek a high level of total return with an emphasis on current distributions paid to stockholders. For purposes of our investment objective, total return includes capital appreciation of, and all distributions received from, securities in which we invest regardless of the tax character of the distributions. We consider our investment objective a nonfundamental investment policy. We cannot assure you that we will achieve our investment objective.

We are a nondiversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). We were organized as a corporation on July 19, 2011, pursuant to a charter (the “Charter”) governed by the laws of the State of Maryland. Our fiscal year ends on November 30. We commenced operations in October 2011 following our initial public offering. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “TTP.” As of _________, 20__, we had net assets of approximately $_____ million attributable to our common stock. As of _________, 20__, we had outstanding $___ million of our Mandatory Redeemable Preferred Stock (the “Tortoise Preferred Shares”) and $___ million of our privately placed Senior Notes (the “Tortoise Notes”).

Investment Adviser

Tortoise Capital Advisors, L.L.C. (the “Adviser”), a registered investment adviser specializing in managing portfolios of securities of master limited partnerships (“MLPs”) and other energy companies, serves as our investment adviser. As of _____, 20__, our Adviser managed investments of approximately $____ billion in the energy sector, including the assets of publicly traded closed-end management investment companies, open-end funds, private funds and other accounts. The Adviser’s investment committee relative to the Company is comprised of six individuals. The principal business address of the Adviser is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

Portfolio Investments

Under normal circumstances, we invest at least 80% of our total assets (including assets obtained through leverage) in equity securities of pipeline and other energy infrastructure companies. More than 75% of these companies will generally be structured as corporations or limited liability compass domiciled in the United States or Canada. We may invest up to 25% of our total assets in master limited partnerships (“MLPs”). We also write covered call options to seek to enhance long-term return potential across economic environments, increase current income and mitigate portfolio risk through option income. We typically expect to write call options that are approximately 5-15% out-of-the-money on approximately 20% of the total value of our portfolio, although these percentages may vary depending on the cash flow requirements of the portfolio and our Adviser’s assessment of market conditions. Our covered call strategy is focused on other energy companies that are integral links in the value chain for pipeline companies. See “Investment Objective and Principal Investment Strategies” in the accompany prospectus.

As of ___________, 20__, our portfolio investments were approximately $___ billion. Our top 10 holdings by issuer as of that date were:

Name	Market Value (in millions)	Percentage of Investment Securities(1)

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Total
______________________

(1) Percent of investments and cash equivalents.

Recent Developments

[To be furnished at the time of offering]

The Offering

Common stock offered by the Company	___________ shares.(1)

Shares outstanding after the offering	___________ shares.(1)

Use of proceeds
We estimate that our net proceeds from this offering after expenses without exercise of the overallotment option will be approximately $__________. We intend to use the net proceeds of this offering to invest in energy infrastructure companies in accordance with our investment objective and policies or for working capital purposes. See “Use of Proceeds.”

Risk factors
See the section titled “Risk Factors” and other information included in the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	“TTP”

______________________

(1)
The number of shares offered and outstanding after the offering assumes the underwriters’ overallotment option is not exercised. If the overallotment option is exercised in full, we will issue and sell an additional ________ shares and have ______outstanding following the offering.

Stockholder transaction expenses:

Underwriting discount
(as a percentage of offering price)	____%

Offering expenses borne by us
(as a percentage of offering price)	____%

Dividend reinvestment plan fees (1)	None

(1)
Stockholders will pay a transaction fee plus brokerage charges if they direct the Plan Agent to sell common stock held in a dividend reinvestment account. See “Automatic Dividend Reinvestment Plan” in the accompanying prospectus.

Example	This example replaces the example as set forth on page ___ of the accompanying prospectus with respect to this offering.

The following example illustrates the expenses that common stockholders would pay on a $1,000 investment in common stock assuming (1) an underwriting discount of ___% and offering expenses of ___% of the offering price; (2) total annual expenses of ____% of net assets attributable to shares of common stock; (3) a 5% annual return; and (4) all distributions are reinvested at net asset value:

	1 Year		3 Years		5 Years		10 Years
Total Expenses Paid by Common Stockholders (1)	$	___	$	___	$	___	$	___

______________________
(1)	Includes deferred income tax expense.

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those assumed. Moreover, our actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $___________ after deducting the underwriting discount and our estimated offering expenses, or $_____________ if the underwriters exercise their overallotment option in full. We intend to use the net proceeds of this offering to invest in energy infrastructure companies in accordance with our investment objective and policies or for working capital purposes. Pending such investments, we anticipate (i) repaying short-term debt outstanding under our credit facility or (ii) investing in short-term securities issued by the U.S. government or its agencies or instrumentalities or in short-term debt obligations or money market instruments.

CAPITALIZATION

The following table sets forth our capitalization: (i) as of _______, 20__, (ii) pro forma to reflect the subsequent borrowing under our credit facility through the date of this prospectus supplement, [the issuance of [describe securities] on ________, 20__] and and (iii) pro forma as adjusted to reflect the issuance of the common shares offered hereby. As indicated below, common stockholders will bear the offering costs associated with this offering.

[TO BE FURNISHED AT TIME OF OFFERING]

FINANCIAL HIGHLIGHTS

Information contained in the table below under the heading “Per Common Share Data” and “Supplemental Data and Ratios” shows our per common share operating performance. Except when noted, the information in this table is derived from our financial statements audited by Ernst & Young LLP, whose report on such financial statements is contained in our 20__ Annual Report and incorporated by reference into the statement of additional information, both of which are available from us upon request. The information as of __________, 20___ and for the period from December 1, 20___ through ___________, 20___ appears in our unaudited interim financial statements as filed with the SEC in our most recent stockholder report for the period ended ______________, 20___. See “Where You Can Find More Information” in this prospectus supplement.

[TO BE FURNISHED AT TIME OF OFFERING]

UNDERWRITING

[TO BE FURNISHED AT TIME OF OFFERING]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Husch Blackwell LLP, Kansas City, Missouri (“Husch Blackwell”). Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by ____________. Husch Blackwell and _____________ may rely on the opinion of Venable LLP, Baltimore, Maryland, on certain matters of Maryland law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and the 1940 Act and are required to file reports, including annual and semi-annual reports, proxy statements and other information with the SEC. We voluntarily file quarterly shareholder reports.

Our 20___ Annual Report, as filed with the SEC and which contains our audited financial statements as of November 30, 20___ and for the year then ended, notes thereto, and other information about us is incorporated by reference into our statement of additional information. Our 20__ ____Quarter Report, as filed with the SEC and which contain our unaudited financial statements as of ____________, 20___, notes thereto, and other information about us is incorporated by reference into our statement of additional information. These documents are available on the SEC’s EDGAR system and can be inspected and copied for a fee at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Additional information about the operation of the public reference room facilities may be obtained by calling the SEC at (202) 551-5850.

This prospectus supplement and the accompanying prospectus do not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

Additional information about us can be found on the Adviser’s website at www.tortoiseadvisors.com and in our registration statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. Information included on the Adviser’s website does not form part of this prospectus supplement. The SEC maintains a web site (http://www.sec.gov) that contains our registration statement, other documents incorporated by reference, and other information we have filed electronically with the SEC, including proxy statements and other reports we have filed with the SEC.

Insert Base Prospectus Dated __________, 20___

_____________ Shares

Tortoise Pipeline & Energy Fund, Inc.

Common Stock

[LOGO]

PROSPECTUS SUPPLEMENT

[INSERT UNDERWRITERS]

_________________, 20__